Exhibit 99.1

Global Crossing Reports GCUK’s Second Quarter Results

•	Generated £4 million in cash after debt service.

•	Signed key contracts with Lockheed Martin and the Forestry Commission.

•	Solidified revenue from largest commercial customer for remaining term of 10-year contract.

FOR IMMEDIATE RELEASE: TUESDAY, SEPTEMBER 13, 2005

London — Global Crossing (NASDAQ: GLBC) today reported financial results for the second quarter of 2005 for its Global Crossing (UK) Telecommunications Limited (GCUK) subsidiary. GCUK’s second quarter results were previously announced as part of Global Crossing’s consolidated results, which were reported on August 10, 2005, in accordance with U.S. Generally Accepted Accounting Principles (US GAAP).

“Our UK business made several notable gains during the second quarter, including signing significant contracts with Lockheed Martin and the Forestry Commission, securing our 10-year contract with the Foreign and Commonwealth Office and generating cash,” said John Legere, Global Crossing’s chief executive officer. “These key achievements show that our UK business is on track and tightly aligned with company strategy to provide converged IP solutions to global enterprises and carriers.”

Management will hold a conference call on Tuesday, September 13, 2005 at 2:00 p.m. BST/9:00 a.m. ET to review these results.

Second Quarter Results

GCUK’s results below are presented according to UK Generally Accepted Accounting Principles (UK GAAP) and are reported in British pounds sterling. GCUK’s second quarter report to noteholders, being filed today by GCUK on Form 6-K, includes a reconciliation to US GAAP.

During the financial close process for the second quarter of 2005, GCUK identified a £2.8 million overstatement of depreciation expense in its UK GAAP financial statements for the three months ended March 31, 2005. GCUK has therefore adjusted depreciation expense within cost of sales for the first quarter of 2005, and this adjustment has been reflected in the attached financial statement schedules. The depreciation adjustment does not affect GCUK’s or its parent company’s financial statements prepared in accordance with US GAAP. See Item 3 of GCUK’s second quarter report to noteholders for a discussion of internal control deficiencies related to this adjustment.

Revenue

GCUK revenue for the second quarter of 2005 was £60 million, compared with £69 million in the second quarter of 2004 and flat compared to the first quarter of 2005. The year-over-year decline reflects the same losses reported in the first quarter of 2005, which were described in the company’s annual report to noteholders for the year ended December 31, 2004. GCUK’s “invest and grow” revenue — that is, revenue from the core part of Global Crossing’s business focused on global, enterprise and government customers requiring IP services — declined £5 million year over year. GCUK’s wholesale voice revenue declined £4 million year over year, as a result of the parent company’s actions to manage for better margins.

GCUK entered into 253 new and renewal contracts during the second quarter of 2005, including a new agreement with the Forestry Commission that is expected to generate £14 million over seven years, and an extension with Lockheed Martin, which is expected to generate £7 million over three years. The company also concluded a final, planned review with its largest customer, the Foreign and Commonwealth Office, securing the existing 10-year contract term and associated revenue through May 2010.

During the second quarter, GCUK continued to expand its product portfolio, with key product offerings linked directly to the company’s strategy to provide converged IP services to enterprises and the carriers that serve them. These new product offerings included the introduction of Carrier VoIP Inbound and Carrier VoIP Outbound. Global Crossing more recently announced the launch of Hosted IP Voice service in the region and an upgrade of RailNet, one of the largest private networks in Europe, creating a next-generation converged services platform for the UK rail industry.

Cost of Access

Cost of access expense was £20 million in the second quarter of 2005, compared to £24 million in the second quarter of 2004 and £19 million in the first quarter of 2005. The year-over-year reduction resulted from lower mobile phone termination rates, lower wholesale voice volume and the company’s initiatives to reduce facility costs.

Gross Margin

For the second quarter of 2005, gross margin (defined as revenue less cost of access) was 67 percent of revenue, compared to 65 percent in the second quarter of 2004 and 69 percent in the first quarter of 2005. The year-over-year improvement resulted primarily from improvements in cost of access expense and the reduction of lower margin wholesale voice revenue. Gross margin in absolute terms declined to £41 million in the second quarter, compared to £45 million in the same quarter last year and £42 million in the first quarter of 2005. The year-over-year change was the result of lower revenue, partially offset by cost of access savings.

Operating Expenses

Operating expenses for the second quarter of 2005 were £24 million, compared to £20 million in the second quarter of 2004 and £24 million in the first quarter of 2005. The year-over-year increase was primarily attributable to higher real estate costs in the second quarter of 2005, as well as credits received in the second quarter of 2004 for rent costs and intercompany management fees. None of those items recurred in the second quarter of 2005.

GCUK’s third party maintenance was £4 million in the second quarter of 2005, compared to £5 million in both the second quarter of 2004 and the first quarter of 2005.

Earnings

GCUK’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2005, as defined in Table 5 that follows, were £8 million, compared with £18 million in the second quarter of 2004 and £10 million in the first quarter of 2005. UK GAAP EBITDA includes foreign exchange gains and losses which significantly affect EBITDA in each quarter.

The year-over-year decline in EBITDA was partly due to the impact of foreign exchange rate fluctuations on dollar-denominated debt, resulting in a £3 million variance year over year. The company incurred non-cash foreign exchange losses of £5 million on the company’s senior secured notes in the second quarter of 2005, compared to a £2 million loss on intercompany balances in the second quarter of 2004. Additionally, the year-over-year EBITDA decline included £4 million in reduced gross margin and a £4 million increase to operating expenses as described above; these were partially offset by a £1 million decrease in third party maintenance.

The sequential change in EBITDA was a result of £1 million in reduced gross margin and £2 million in foreign exchange fluctuations on dollar-denominated debt. The company incurred non-cash foreign exchange losses of £3 million on its dollar-denominated senior secured notes in the first quarter of 2005. Excluding the impact of foreign exchange, EBITDA was £1 million lower sequentially.

GCUK’s net loss for the second quarter of 2005 was £11 million, compared to net income of £6 million in the second quarter of 2004 and a net loss of £3 million in the first quarter of 2005. The £3 million net loss reflects correction of the approximately £3 million overstatement of depreciation expense as previously reported in GCUK’s first quarter 2005 financial statements. This overstatement had no impact on the parent company’s financial statements, which are prepared in accordance with US GAAP.

The year-over-year decrease in net income is attributable to the £10 million decline in EBITDA described above, an increase in interest expense of £7 million and a £2 million increase in tax expense, partially offset by a £1 million decrease in depreciation and amortization. Sequentially, net income reflected a £2 million change in EBITDA as described above, a £5 million increase in tax expense due to a reversal of a tax credit in the first quarter of 2005 and a slight increase in interest expense.

Capital Expenditures

In the second quarter of 2005, cash used for capital expenditures and leases was £3 million, compared to £4 million in the second quarter of 2004 and £4 million in the first quarter of 2005.

Cash and Financing

As of June 30, 2005, GCUK had £26 million of cash on hand and short-term deposits. During the second quarter of 2005, GCUK generated £4 million of cash flow after payment of £11 million of interest on GCUK’s senior secured notes.

Conference Call

Management has scheduled a conference call for Tuesday, September 13, 2005 at 2:00 p.m. BST/9:00 a.m. ET to discuss GCUK’s financial results. The call may be accessed by dialing +1 212-231-6046 or +44 (0) 870-001-3125. Callers are advised to dial in 15 minutes prior to the 2:00 p.m. start time. The call will also be Webcast at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Tuesday, September 13, 2005 beginning at 11:30 a.m. ET and will be accessible until Tuesday, September 20, 2005 at 11:30 a.m. ET. To access the replay, dial +1 402-977-9140 or +1 800-633-8284 and enter reservation number 21258569. UK callers may access the replay by dialing +44 (0) 870-000-3081 or 0800-692-0831 and entering reservation number 21258569.

ABOUT GLOBAL CROSSING (UK) TELECOMMUNICATIONS LTD.

Global Crossing (UK) Telecommunications Ltd. provides a full range of managed telecommunications services in a secure environment ideally suited for IP-based business applications. The company provides managed voice, data, Internet and e-commerce solutions to the strong and established commercial customer base, including more than 100 UK government departments, as well as systems integrators, rail sector customers and major corporate clients. In addition, GCUK provides carrier services to national and international communications service providers.

Global Crossing (UK) Telecommunications operates a high-capacity UK network comprising more than 5,600 route miles of fiber optic cable connecting 150 towns and cities and reaching within just over one mile of 64 percent of UK businesses. The UK network is linked into the wider Global Crossing network that connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. Global Crossing’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. Global Crossing offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

Statements made in this press release that state Global Crossing’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of Global Crossing’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by Global Crossing’s subsidiaries, including restrictions under the senior secured notes indenture applicable to Global Crossing (UK) Telecommunications Limited (“GCUK”); the likelihood that the prices Global Crossing charges for its services will continue to decrease; Global Crossing’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of Global Crossing’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of Global Crossing’s Network Security Agreement with the US Government; the impact of actual and potential customers’ bankruptcies on Global Crossing’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on Global Crossing’s competitiveness of its technology choices; Global Crossing’s dependence on third parties for many functions; political, legal and other risks due to Global Crossing’s substantial international operations; risks arising out of Global Crossing’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of GCUK’s revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; and other risks referenced from time to time in Global Crossing’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 1256 732-866

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

6 Financial Tables Follow

Table 1

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Summary of Consolidated Revenues

(Results below are in pounds sterling in thousands)

	Quarter Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Revenues:
Enterprise and carrier data	£59,980	£59,992	£64,721
Wholesale voice	419	412	4,138

Consolidated revenues	£60,399	£60,404	£68,859

Table 2

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Condensed Consolidated Statements of Operations (unaudited)

(Results below are in pounds sterling in thousands)

	Quarter Ended
		Adjusted
	June 30, 2005	March 31, 2005	June 30, 2004
UK GAAP in UK Reporting Format

Turnover	£60,399	£60,404	£68,859
Cost of sales	(39,691)	(39,420)	(47,524)

Gross profit	20,708	20,984	21,335

Distribution costs	(2,495)	(2,552)	(2,447)
Administrative expenses	(19,664)	(17,403)	(11,554)

	(22,159)	(19,955)	(14,001)

Operating profit/(loss)	(1,451)	1,029	7,334

Finance charges, net	(7,653)	(7,123)	(978)

Profit (loss) on ordinary activities before taxation	(9,104)	(6,094)	6,356
Taxation on profit on ordinary activities	(2,153)	3,285	—

Profit/(loss) for the period	£(11,257)	£(2,809)	£6,356

	Quarter Ended
		Adjusted
	June 30, 2005	March 31, 2005	June 30, 2004
UK GAAP in US Reporting Format

REVENUES	£60,399	£60,404	£68,859
OPERATING EXPENSES:
Cost of access	(19,686)	(18,510)	(24,156)
Third party maintenance	(4,246)	(4,745)	(5,106)
Other operating expenses	(24,072)	(23,602)	(19,880)
Depreciation and amortization	(9,387)	(9,425)	(10,627)

	(57,391)	(56,282)	(59,769)

OPERATING INCOME	3,008	4,122	9,090
OTHER EXPENSE:
Interest expense, net	(7,653)	(7,123)	(978)
Other expense, net	(4,459)	(3,093)	(1,756)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(9,104)	(6,094)	6,356
Provision (benefit) for income taxes	(2,153)	3,285	—

NET INCOME (LOSS)	£(11,257)	£(2,809)	£6,356

Note:	The classification differences between reporting under UK GAAP and US GAAP are as follows:

Cost of sales: Under UK GAAP, the company presents cost of sales and gross profit. Under US GAAP, the company segregates what is constituted cost of sales under UK GAAP into the following and includes them within operating expenses: cost of access, third party maintenance, other operating expenses, and amortization and depreciation.

Foreign	currency gains/(losses): Under UK GAAP the company includes foreign currency gains and losses within operating profit/(loss) whereas under US GAAP these amounts are included in other income (expense), net.

Table 3

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Condensed Consolidated Balance Sheets

(Results below are in pounds sterling in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Fixed assets
Goodwill	£—	£—
Tangible assets	174,159	186,477
Trade investment	4	4

	174,163	186,481

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £6,133 and £3,802, respectively)	51,240	65,138
Debtors: amounts receivable in more than one year	12,795	18,422
Investment—short term deposits	—	20,727
Cash at bank and in hand	26,039	466

	90,074	104,753
Creditors: amounts falling due within one year (including amounts owed to group companies of £9,332 and £5,743, respectively)	(87,186)	(94,407)

Net current assets	2,888	10,346

Total assets less current liabilities	177,051	196,827
Creditors: amounts falling due after more than one year	(340,370)	(345,911)
Provisions for liabilities and charges	(13,141)	(12,481)

Net liabilities	£(176,460)	£(161,565)

Capital and reserves
Called-up share capital	£101	£101
Share premium	21,895	21,895
Profit and loss account	(198,456)	(183,561)

Equity shareholder’s deficit	£(176,460)	£(161,565)

Table 4

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Condensed Consolidated Cash Flow Statements (unaudited)

(Results below are in pounds sterling in thousands)

	Quarter Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Net cash inflow from operating activities	£18,171	£5,676	£17,614
Returns on investments and servicing of finance	(11,519)	(417)	(510)
Capital expenditure	(2,168)	(2,492)	(2,029)

Cash inflow before management of liquid resources and financing	4,484	2,767	15,075
Management of liquid resources	—	20,727	10,000
Financing	(876)	(1,529)	(26,525)

Increase/(decrease) in cash	£3,608	£21,965	£(1,450)

Reconciliation of Net Cash Flow to Reduction/(Increase) in Net Debt
Increase/(decrease) in cash in the period	£3,608	£21,965	£(1,450)
Cash inflow from decreases in short term deposits	—	(20,727)	(10,000)
Cash outflow from repayments of loans provided by group companies	—	—	46,577
Cash inflow from loans provided by group companies	—	—	(21,832)
Cash outflow from repayment of finance lease obligations	876	1,639	1,780

Change in net debt resulting from cash flow	4,484	2,877	15,075
Foreign exchange movements on loans to group companies	—	—	(366)
Foreign exchange movements on senior secured notes	(4,271)	(2,054)	—
Intercompany debt waiver	—	—	3,275
Amortization of deferred finance fees	(266)	(272)	—
Amortization of discount on senior secured notes	(76)	(75)	—
Changes in lease related accruals	4,039	(1,248)	(538)
Disposal of finance leases	—	—	—
New finance leases	(228)	(360)	(615)

Reduction/(increase) in net debt	3,682	(1,132)	16,831
Net debt at beginning of period	(214,889)	(213,757)	(316,522)

Net debt at end of period	£(211,207)	£(214,889)	£(299,691)

Table 5

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Reconciliation of UK GAAP EBITDA to Profit (Loss) for the Period

(Results below are in pounds sterling in thousands)

	Quarter Ended
		Adjusted
	June 30, 2005	March 31, 2005	June 30, 2004
Profit (loss) for the period	£(11,257)	£(2,809)	£6,356
Finance charges, net	7,653	7,123	978
Taxes	2,153	(3,285)	—
Depreciation and amortization	9,387	9,425	10,627

UK GAAP EBITDA	£7,936	£10,454	£17,961

Pursuant to the SEC’s Regulation G, the foregoing table provides a reconciliation of EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principals) financial metric, to profit (loss) for the period, which is the most directly comparable GAAP measure. Management believes that EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provide in the condensed consolidated statement of operations.

Definition:

UK GAAP EBITDA consists of loss for the period before taxation, finance charges, net, and depreciation and amortization expense.

Table 6

Global Crossing (UK) Telecommunications Limited and Subsidiaries

UK GAAP — Reconciliation to US GAAP (unaudited)

(Results below are in pounds sterling in thousands)

	Quarter Ended
		Adjusted
	June 30, 2005	March 31, 2005	June 30, 2004
Net Income (loss), under UK GAAP	£(11,257)	£(2,809)	£6,356
Reconciling items:
Push down of Global Crossings fresh start accounting	2,347	2,571	3,735
Long-term IRU agreements	(274)	(274)	(92)
Third party service agreements	5,697	(18)	(250)
Restructuring costs	(53)	(48)	302
Share-based compensation	(796)	(227)	(196)
Income taxes	1,689	(2,660)	(3,020)
Other items	29	29	(54)

Net Income (loss) under US GAAP on a stand alone basis	£(2,618)	£(3,436)	£6,781